EXHIBIT 10.1

SETTLEMENT AGREEMENT, LIMITED RELEASE, WAIVER AND COVENANT NOT TO SUE

The State of Delaware, by its Attorney General, and E. I. du Pont de Nemours and Company (“EID”), Corteva, Inc. (“Corteva”), The Chemours Company (“Chemours”), and DuPont de Nemours, Inc. (“DuPont”) (collectively the “Companies”) voluntarily enter into this Agreement, which fully and finally resolves the Released Claims addressed by this Agreement.

WHEREAS, operations in and around the State of Delaware for over two hundred years by some or all of the Companies include, but are not limited to, (i) manufacturing operations at facilities such as Chambers Works, the Newport Plant, Stine Haskell Lab, and the Glasgow facility; (ii) disposal practices at facilities such as Army Creek Landfill, Delaware Sand & Gravel, and Tybouts Corner; (iii) other use of chemical and materials research facilities such as the Experimental Station; and (iv) administrative operations at their headquarters in Wilmington, Delaware; and

WHEREAS, the Companies were and are involved in the development of various chemicals and chemical compounds, including, but not limited to, per- and polyfluoroalkyl substances (“PFAS”), and consumer and industrial products made therefrom; and

WHEREAS, the State alleges that the manufacture, use and disposal of such chemicals and compounds has contributed to the environmental presence of such compounds within the State, thereby causing damage; and

WHEREAS, the Companies and the State wish to avoid litigation or certain other disputes over the State’s claim that the Companies’ historic or current operations, including manufacturing operations; disposal practices; or other use of facilities, cause or caused damage to the State.

NOW THEREFORE, the Parties to this Agreement, for good and valuable consideration, the sufficiency of which is acknowledged, do hereby agree to the following Settlement Agreement, Limited Release and Covenant not to Sue.

1.	DEFINITIONS

Whenever the terms listed below are used in this Agreement, the following definitions shall apply:

1.1	“Attorney General” shall mean the Attorney General of the State of Delaware (or her authorized designee) and her successors, and the Delaware Department of Justice.
1.2

“Chemours” or “The Chemours Company” is a corporation duly organized under the laws of the State of Delaware, with its principal place of business located at 1007 N. Market Street, Wilmington, Delaware 19899.

1.3

“Corteva, Inc.” or “Corteva” is a corporation duly organized under the laws of the State of Delaware, with its principal place of business located at P.O. Box 80735, Chestnut Run Plaza 735, Wilmington, Delaware 19805.

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1.4	“Covered Conduct” means the following conduct of the Released Parties that the State alleges has occurred on or before the Effective Date:
1.4.1

Any Environmental Release of PFAS and any Environmental Release of any other Known contaminant, in each case into the Delaware Bay, the Delaware River and its tributaries and any other Natural Resources, public resources, or other resources or properties owned or held in trust by the State, including from any of the Companies’ facilities and properties;

1.4.2

The design, marketing, sale, distribution, use, or disposal of PFAS, compounds containing PFAS, or other Known contaminants, supplied or sold to other manufacturers, distributors, customers or other parties in any of the Companies’ products, by one or more of the Companies;

1.4.3

Any failure to warn others concerning any human health or environmental hazards associated with PFAS, compounds containing PFAS, or other Known contaminants, and concerning the proper use and disposal of such substances by one or more of the Companies; and

1.4.4

The corporate transfer of assets and liabilities by the Companies, including by EID of its performance chemicals business to Chemours, and including liabilities associated with PFAS, along with any other transfers, assignments, exchanges or other similar transactions related to such performance chemicals business, and the merger of Dow Chemical and EID and subsequent spinoffs of Dow Inc., Corteva, Inc. and the formation of DowDuPont or DuPont de Nemours, Inc.

1.5	“Delaware Agencies” shall mean the Delaware Department of Natural Resources and Environmental Control (“DNREC”) and Delaware Department of Health and Social Services (“DHSS”).
1.6	“DuPont de Nemours, Inc.” or “DuPont” is a corporation duly organized under the laws of the State of Delaware, with its principal place of business at 974 Centre Road, Wilmington, Delaware 19805.
1.7

“E. I. du Pont de Nemours and Company” or “EID” is a corporation duly organized under the laws of the State of Delaware, with its principal place of business located at 974 Centre Road, Wilmington, Delaware 19805.

1.8	“Effective Date” shall mean the date this Agreement is signed by all Parties.
1.9	“Environmental Release” shall have the meaning ascribed by 7 Del. C. § 6002(19), as may be amended, and includes any release of PFAS.
1.10	“Known” shall mean, as of the Effective Date:
1.10.1	For non-PFAS chemicals and compounds, that which is within the scope of the State’s actual knowledge based on information possessed by the State.

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1.10.2

For PFAS, that which is (1) within the scope of the State’s actual knowledge (including its consultants or counsel in their agency capacity), (2) public information, including that which reflects historic and current emissions, discharges, or releases of PFAS, or (3) information held by the Delaware Agencies, the Delaware River Basin Commission, or the United States Environmental Protection Agency that (a) reflects historic and current emissions, discharges, or releases of PFAS and (b) is reasonably available to the State.  Information held by the Delaware Agencies, the Delaware River Basin Commission, or the United States Environmental Protection Agency that is not subject to direct public disclosure under the Freedom of Information Act (“FOIA”) or similar state laws may nevertheless be reasonably available to the State.  For the avoidance of doubt, if the State disputes that a matter is Known pursuant to any of the foregoing standards and the parties cannot resolve the dispute, the determination shall be made by a finder of fact, and the burden shall be on the Companies.

1.11

“Natural Resources” shall mean land, fish, wildlife, biota, air, water, groundwater, drinking water supplies, and other such resources belonging to, managed by, held in trust by, appertaining to, or otherwise controlled by the State of Delaware, the United States, any foreign government, any local government, or any Indian tribe.

1.12

“Natural Resource Damages” shall include any and all claims, arising from a discharge of a substance that caused loss of use of, injury to or destruction of Natural Resources, including but not limited to claims for assessments, penalties, attorney’s fees, consultation or expert fees, interest, or any other expenses or compensation, injunctive relief, punitive damages and administrative remedies, recoverable as natural resource damages under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Delaware Hazardous Substance Cleanup Act, 7 Del. C. Ch. 91 (“HSCA”); the Delaware Environmental Control Act, 7 Del. C. Ch. 60; or any other state or federal common law, statute, or regulation.

1.13	“Parties” shall mean, collectively, the Companies and the State.
1.14

“PFAS” shall mean any per- and polyfluoroalkyl chemicals, substances, or compounds, which are substances with at least one per-fluorinated methyl group
(–CF3) or one per-fluorinated methylene group (–CF2–), including parents, salts and anionic forms.

1.15

The “State” shall mean the State of Delaware, the Attorney General and all Delaware executive branch agencies or other executive units of state government under the direct control of the Governor that are authorized by law to make regulations, issue licenses or enforce the law in the State.

1.16

“Trustee” shall mean a governmental agency or body authorized by law to evaluate or assess natural resource injuries, natural resource service losses, and other Natural Resource Damages, and to plan and implement restoration efforts.

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2.	PAYMENT
2.1

The Companies shall make a payment in the total amount of $50 million to the State (the “Payment”), which shall be utilized to fund the Natural Resources and Sustainability Trust (the “Trust”). The Payment shall be made within the later of fourteen (14) days after the notice provided under Section 2.1.1 or sixty (60) days of the Effective Date. If the Trust is not established within one hundred and eighty (180) days of the Effective Date, the parties shall negotiate in good faith to determine an alternate payment structure.

2.1.1

The Payment under Section 2 and any Trust Supplemental Payment(s) under Section 3 shall be made by electronic funds transfer pursuant to written instructions to be provided to the Companies by the State after the Trust is established and at least fourteen days (14) prior to the payment due date.

2.2

The Parties agree that, for purposes of Section 162(f) of the Internal Revenue Code, the full amount of the Payment (including any Trust Supplemental Payment(s)), less any attorney’s fees and costs payable by the State to its outside counsel, constitutes a payment by the Companies to the Trust, a segregated fund established by the State for restitution, remediation, or for amounts paid to come into compliance with a State law.  The Parties further agree that the specific purposes of the Trust (as set forth in Section 2.3 of this Agreement) include the conservation of soil, air, or water resources and the protection and/or restoration of the environment or ecosystem as a remedy to any alleged harm caused by the Companies.

2.3

The State shall delegate to the Delaware Agencies the sole authority to direct allocation of the Trust (except for the payment of costs, fees, and expenses, including legal fees, incurred by or on behalf of the State as part of its PFAS investigation to date, as well as the ongoing administrative expenses of the Trusts, as provided for in the Trust organizational documents). Other than costs, fees and expenses, the Trust, including any interest earned or any other appreciation in value, shall be used solely for the following:

2.3.1

Environmental Media Assessments. Environmental Media includes air, water, soil, sediment, and biota. The Trust may be used to pay costs associated with planning, execution, sampling and analysis, and assessment of data derived from environmental sampling of contaminants, including PFAS in Environmental Media.

2.3.2

Environmental and Natural Resource Enhancement Projects.  The Trust may be used to support projects that restore and enhance aquatic resources, wildlife, habitat, fishing, drinking water, natural resource improvement, and outdoor recreational opportunities in Delaware.

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2.3.3

Environmental and Natural Resource Research and Development Initiatives.  The Trust may support research and development that will contribute to environmental and natural resource initiatives in Delaware, including but not limited to university grants in support of environmental distribution assessment of contaminants and PFAS detection and abatement technologies in Environmental Media.

2.3.4

Delaware Community Environmental Justice and Equity Grants.  The Trust may finance community environmental justice and equity grants, including for community health clinics and initiatives in communities located near historic industrial and manufacturing areas or areas known or suspected to be impacted by PFAS contamination.

3.	TRUST SUPPLEMENTAL PAYMENT
3.1

If the Companies, individually or jointly, within eight (8) years of the Effective Date, enter into an agreement to settle or resolve claims (the “Settlement”) with any state other than Delaware for PFAS-related Natural Resource Damages, for an amount (the “Settlement Amount”) that is greater than $50 million, and that is proportionally similar to this Agreement, as reasonably and exclusively determined by the State, taking into account the extent and duration of the Companies’ operations in and impacting Delaware and the alleged damages attributable to such operations in the respective states, the Companies shall make a payment directly to the Trust (“Trust Supplemental Payment”) in an amount equal to such other state’s recovery over $50 million,. Any Trust Supplemental Payment(s) shall not exceed $25 million in the aggregate.

3.1.1

The requirement for the Companies to provide a Trust Supplemental Payment arises solely from the progressively largest Settlements with equivalent values of over $50 million. For example, (i) if there are multiple Settlements with the same equivalent value over $50 million within eight (8) years of the Effective Date, the Trust Supplemental Payment would be paid only on the first such Settlement; and (ii) if there is one Settlement for $60 million, followed by a second subsequent Settlement for $100 million, both within eight (8) years of the Effective Date, an initial Trust Supplemental Payment of $10 million would be paid on the first such Settlement and a second Trust Supplemental Payment of $15 million would be paid on the second such settlement.

3.1.2

Within thirty (30) days of paying a Settlement Amount, the Companies shall provide written notice to the State of the payment. The Trust Supplemental Payment shall be paid by the Companies within sixty (60) days of the Companies’ payment of any Settlement Amount to any state other than Delaware.

3.1.3	Failure by the Companies to timely meet their payment obligations as provided in Section 3.1 of this Agreement shall constitute a breach of this

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Agreement.  Should the Companies fail to timely meet their payment obligations as provided in Section 3.1 of this Agreement, the State shall notify the Companies in writing of such breach. Upon receipt of such notice, the Companies shall have fifteen (15) days to cure the breach. Should the Companies fail to cure the breach within fifteen (15) days, any and all Payments due under Section 3.1 shall become immediately due and payable.

3.1.4	In the event of any dispute over whether or what amount of Trust Supplemental Payment is due, the Parties agree that such dispute shall be addressed under Section 7.10.
4.	RELEASE AND COVENANT NOT TO SUE
4.1

Subject to Section 5 of this Agreement, and in consideration of the Payment and, if applicable, the Trust Supplemental Payment(s), the sufficiency of which are acknowledged, the State fully and completely releases and waives against the Companies and their subsidiaries, parent corporations and companies, predecessors, successors, and current or former employees, directors, attorneys, agents, representatives, and insurers (solely in their capacity as insurers of the Released Claims) (“Released Parties”), and covenants not to sue the Released Parties on account of any and all claims, in each case for the Covered Conduct based on information Known to the State on or before the Effective Date, that were or could have been brought by the State under any statute or common law theory, together with any related common law and equitable claims for damages, costs, fees, expenses, including legal fees, or other relief, based on any information Known to the State at the Effective Date (“Released Claims”).

5.	PRESERVED CLAIMS
5.1

The State preserves, and this Agreement is without prejudice to, all rights against the Companies with respect to all matters not expressly included within the Released Claims. With respect to the Released Claims of this Agreement, the State carves out and reserves all rights to pursue claims against the Companies with respect to claims as enumerated below:

5.1.1	Common law and tort claims, including public nuisance, nuisance per se, trespass, and negligence, based on Covered Conduct not Known as of the Effective Date.
5.1.2

Lawful statutory claims from the Effective Date forward under State or Federal rules or requirements adopted or promulgated after the Effective Date concerning Known contaminants in air, wastewater, stormwater, drinking water, or other Natural Resources.

5.1.3

Lawful statutory claims, pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”); Delaware Hazardous Substance Cleanup Act, 7 Del. C. Ch. 91 (“HSCA”); the Delaware Environmental Control Act, 7 Del. C. Ch.

EXHIBIT 10.1

60; or any other authority vested to DNREC by law, that were not Known as of the Effective Date.
5.1.4

Lawful statutory claims from the Effective Date forward under State or Federal air quality laws or rules adopted or promulgated after the Effective Date, including the Clean Air Act and State or Federal implementing regulations, regarding pollution or contamination of air with Known contaminants.

5.2	Notwithstanding any term of this Agreement, the foregoing claims are specifically reserved and excluded from Released Claims:
5.2.1	Any criminal liability that any person and/or entity, including Released Parties, has or may have to the State.
5.2.2

Any civil or administrative liability that any person and/or entity, including Released Parties, has or may have to the State not covered by the Released Claims, which shall include the following claims:

(a)	state or federal antitrust violations;
(b)	any claims arising under state tax laws;
(c)	any claims arising under state securities laws; and
(d)	any action to enforce this Agreement and any subsequent related orders and judgments.
6.	CONTRIBUTION PROTECTION
6.1

Nothing in this Agreement shall be construed to create any rights in, or grant any cause of action to, any person not a party to this Agreement. Each of the Parties expressly reserves any and all rights (including, but not limited to, pursuant to CERCLA, 42 U.S.C. § 9613), defenses, claims, demands, and causes of action that each Party may have with respect to any matter, transaction, or occurrence relating in any way to Environmental Releases or the Covered Conduct against any person not a Party hereto.

6.2

Nothing in this Agreement diminishes the right of the State to pursue claims against any person not a party to this Agreement for claims related to Environmental Releases in or into the State, and to enter into settlements that give rise to contribution protection pursuant to CERCLA, 42 U.S.C. § 9613 (f)(2) or HSCA, 7 Del. C. § 9105(a). Pursuant to this Agreement, the Companies shall have contribution protection for Natural Resource Damages under CERCLA and HSCA as to any and all claims for matters addressed herein related to the Covered Conduct, brought by any person not a party to this Agreement. In any such action, against any person not a party to this Agreement, the State shall not oppose the Companies’ claim that the Companies have paid through this Settlement their

EXHIBIT 10.1

equitable share of Natural Resource Damages under CERCLA and HSCA for the Covered Conduct.
6.3

Pursuant to 10 Del. C. § 6304(b), it is the intent of the Parties that, in the event a court determines the Companies, jointly or individually, are or were, as a result of Covered Conduct, a “joint tortfeasor,” as that term is construed under Delaware law, with respect to any injury or damage for which the State seeks relief from any person not a Party to this Agreement, the Companies shall be entitled to protection from contribution to another joint tortfeasor. The State agrees that damages recoverable from all other joint tortfeasors, with respect to a particular injury, shall be reduced to the extent of the pro rata share of the Company’s or Companies’ liability, as determined by the finder of fact in proceedings before the Superior Court of Delaware or any other court of competent jurisdiction.  For avoidance of doubt, the State does not concede or stipulate that any Company or third party qualifies as a “joint tortfeasor” with respect to any injury or damage suffered by the State.

6.4

In the event the State or any other Trustee of the State’s Natural Resources seeks Natural Resource Damages or any other claim against a party to this Agreement based on information related to the Covered Conduct not Known as of the Effective Date, the Companies shall be entitled to an offset against the amount of any damages paid to the State, up to and including the dollar amount of the Payment and any Trust Supplemental Payment(s).  In such event, should it become necessary to allocate a portion of the Payment (and/or Trust Supplemental Payment(s)) to particular injuries in order to assess the amount of any such offset, the Parties agree that no representation or warranty concerning such allocation has been made in this Agreement, and that the finder of fact in proceedings before the Superior Court of Delaware shall be responsible for performing such allocation.

7.	GENERAL TERMS
7.1

The Parties are executing this Agreement for the sole purpose of settling and fully resolving the Released Claims against the Companies, which are disputed. Nothing about the Agreement shall constitute any admission by any Party of fault, responsibility, wrongdoing, or liability on the part of the Released Parties, nor does it constitute evidence of liability or wrongful conduct on the part of any Party, or an admission by any Party regarding the validity of any statutory or regulatory action by the State. Nothing in this Agreement shall be construed as an admission that the Companies have legal responsibility for any Covered Conduct. This Agreement shall not be admissible in any future administrative or judicial proceeding as evidence of fault or liability in any investigation, claim, action, suit, or proceeding, or federal or state court or arbitration proceeding. Nothing in this Agreement shall relieve any of the Parties of their obligation to comply with all applicable Delaware and federal laws and regulations.

7.2	Nothing in this Agreement shall limit the State’s ability to bring claims against any person or entity not covered by this Agreement.

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7.3

This Agreement may be executed in counterparts, each of which constitutes an original, and all of which shall constitute the same Agreement. This Agreement may be executed by facsimile or electronic copy.

7.4

The persons signing this Agreement for the Companies warrant that they are authorized to execute this Agreement, that the Companies have been fully advised by their counsel before entering into the Agreement, and that they execute this Agreement in their official capacity that binds each Company. The person signing this Agreement for the Attorney General warrants that they have been authorized to do so by the Attorney General and they do so in their official capacities. This Agreement constitutes the full and complete terms of the agreement entered into by the Parties.

7.5

If any part of this Agreement shall be found or held to be invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of this Agreement.

7.6

The Agreement shall be binding and enforceable against the Companies, including any acquirer, successor, or other subsequent owner of the Companies or their businesses.  Notwithstanding the definition of anything else in this Agreement, in the event that an acquirer, successor, or other subsequent owner is a person not a party to this Agreement that has or may have independent liability to the State for Environmental Releases, including Environmental Releases of PFAS, this Agreement shall not provide any release, contribution protection, equitable credit, or other benefit to such acquirer, successor, or other subsequent owner with respect to such independent liability to the State.

7.7	This Agreement may be amended only by written agreement between the Parties.
7.8	This Agreement, including any issues relating to interpretation or enforcement, shall be governed by the laws of the State of Delaware, including the Freedom of Information Act.
7.9

Any action brought on or with respect to this Agreement against another party to this Agreement shall be brought only in a state court of competent jurisdiction in Wilmington, New Castle County, Delaware, or if venue does not lie in any such court, only in a state court of competent jurisdiction within the State of Delaware (the “Chosen Courts”). Each party to this Agreement (a) consents to jurisdiction in the Chosen Courts; (b) waives any objection to venue in any of the Chosen Courts; and (c) waives any objection that any of the Chosen Courts is an inconvenient forum.

7.10

In the event of any dispute over the language or construction of this Agreement, its requirements, or its congruence with the requirements of the law, the Parties agree to meet and confer in an effort to achieve a mutually agreeable resolution.

7.11	The paragraph and section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

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7.12	All Notices or Reports under this Agreement shall be provided to the Companies’ General Counsels and to the Attorney General via email and overnight mail.

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E. I. DU PONT DE NEMOURS AND COMPANY

By:	/s/ Cornel B. Fuerer	Date: July 13, 2021
Cornel B. Fuerer, SVP, General Counsel & Secretary

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CORTEVA, INC.

By:	/s/ Cornel B. Fuerer	Date: July 13, 2021
Cornel B. Fuerer, SVP, General Counsel & Secretary

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THE CHEMOURS COMPANY

By:	/s/ Dave Shelton	Date: July 13, 2021
Dave Shelton, SVP, General Counsel & Secretary

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DUPONT DE NEMOURS, INC.

By:	/s/ Erik T. Hoover	Date: July 13, 2021
Erik T. Hoover, SVP, General Counsel & Secretary

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THE STATE OF DELAWARE

By:	/s/ Owen Lefkon	Date: July 13, 2021
Owen Lefkon, Director, Consumer Protection and Fraud Division Delaware Department of Justice